EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Sunrise Medical Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 33-88216) on Form S-8 of Sunrise Medical Inc. of our report dated December 1, 1999, relating to the financial statements and related schedules of the Sunrise Medical Inc. Profit Sharing/Savings Plan as of June 30, 1999 and 1998 and for the year ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 11-K of the Sunrise Medical Inc. Profit Sharing/Savings Plan.

/s/ KPMG LLP

San Diego, California
December 29, 1999